Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:
March 18, 2008
Company:
National Bancshares Corporation
112 West Market Street
Orrville, Ohio 44667
Contact:
David C. Vernon
President and CEO
Phone:
330.682.1010
Fax:
330.684.2154

NATIONAL BANCSHARES CORPORATION DECLARES FIRST QUARTER DIVIDEND

ORRVILLE, Ohio, March 18, 2008: The Board of Directors of National Bancshares Corporation OTC: NBOH today declared a quarterly cash dividend of $0.16 per share for the first quarter 2008. This dividend is payable on April 18, 2008 to shareholders of record as of March 31, 2008.

National Bancshares Corporation is the holding company for First National Bank a federally chartered national bank formed in Ohio in 1881.
First National Bank has thirteen offices in Orrville, Wooster, Dalton, Kidron, Smithville, Apple Creek, Mt. Eaton, Massillon,
Lodi and Seville. Additional information is available at www.fnborrville.com.


Forward-looking Statements: This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily subject to many risks and uncertainties. A number of things could cause actual results to differ materially from those indicated by the forward-looking statements. These include factors such as changes in the competitive marketplace, changes in the interest rate environment, economic conditions, changes in the regulatory environment, changes in business conditions and inflation, risks associated with credit quality and other factors discussed in the Companys filings with the Security and Exchange Commission, including its Annual Report on Form 10-K for the year ended
December 31, 2006. The Company disclaims any obligation to publicly update or revise any forward-looking statements on the occurrence of future events, the receipt of new information, or otherwise.